  Exhibit 10.1
  (Return to Form 8-K)

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made by I. C. ISAACS & COMPANY LIMITED PARTNERSHIP, a Maryland limited partnership (“Seller”), and D & R REALTY II, LLC, a Maryland limited liability company (“Purchaser”), as of March 14, 2008 (the “Effective Date”).

EXPLANATORY STATEMENT

Seller is the owner of the Property (as defined below). Seller desires to sell the Property to Purchaser and Purchaser desires to buy the Property from Seller pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Seller and Purchaser agree as follows:

Section 1. Property; Purchase and Sale

Seller agrees to sell, and Purchaser agrees to buy, all of Seller's right, title and interest in the following property: (a) the fee simple interest of Seller in a parcel containing .577 acres, more or less, described as Map 26, Section 16, Block 6311, Lot 55, and as further described on Exhibit A, attached to and made a part of this Agreement (the "Land"), located in the City of Baltimore, State of Maryland; (b) all of Seller’s interest, if any, in the buildings and other improvements located on the Land, including a building consisting of 25,200 square feet, more or less, of office and warehouse space, being generally known as 3840 Bank Street, Baltimore, Maryland 21224 (the "Improvements"); (c) together with all fixtures, equipment, and other personal property owned by Seller and affixed to the Improvements (the “Fixtures”) (collectively, the Land, Improvements and the Fixtures are sometimes referred to in this Agreement as the "Property").

Section 2.  Purchase Price and Deposits

The purchase price which Purchaser agrees to pay and Seller agrees to accept for Seller's interest in the Property shall be the sum of Nine Hundred Thousand Dollars ($900,000.00) (the "Purchase Price"), payable as follows:

(a) An earnest money deposit (the "Deposit") of Twenty-Five Thousand Dollars ($25,000.00), in cash or immediately available funds, to be deposited with FIRST MOUNTAIN TITLE, LLC (the "Escrow Agent") by Purchaser upon Purchaser’s execution of this Agreement, and that is refundable to Purchaser, subject to the provisions of Section 5.1, until the end of the Contingency Period (as defined below), at which point the Deposit becomes non-refundable except upon Seller’s default as set forth in Section 3.2 or upon the occurrence of any event set forth in Section 6; and

(b) The balance of the Purchase Price shall be paid at time of Closing (as defined in Section 4) by federal wire transfer to Seller or its designee.

The Deposit shall be paid to Seller at the Closing as a credit against the Purchase Price.

Three (3) original copies of this Agreement shall be delivered to the Escrow Agent immediately after both parties have executed it, together with the Deposit from Purchaser. The Escrow Agent shall execute this Agreement, retain one copy and deliver one fully executed original copy to each of Purchaser and Seller.

Section 3.  Failure to Close

3.1 Purchaser's Default. In the event that Purchaser fails to perform any of its obligations under this Agreement and fails to correct such failure within ten (10) days after written notice is given to Purchaser by Seller, Seller's remedies shall include any remedies available at law or in equity, in which event the Escrow Agent shall immediately deliver the Deposit to Seller. Seller may retain the Deposit, terminate this Agreement upon notice to Purchaser, in which event neither party shall have any further rights or obligations with respect to the other under this Agreement, except as to the terms of this Agreement which expressly survive Closing or the earlier termination of this Agreement (the “Surviving Covenants”), and sue for actual damages suffered by Seller.

3.2 Seller's Default. In the event that Purchaser has complied with all of the covenants and conditions contained in this Agreement and is ready, willing and able to take title to the Property in accordance with this Agreement, and Seller fails to consummate this Agreement and convey title as set forth in this Agreement within ten (10) days after written notice is given to Seller by Purchaser, then Purchaser may elect to (i) seek specific performance requiring Seller to perform any covenants of Seller under this Agreement, or (ii) terminate this Agreement by written notice to Seller, in which event neither party shall have any further rights or obligations with respect to the other under this Agreement, except as to the Surviving Covenants, obtain the Deposit from the Escrow Agent, and sue for actual damages suffered by Purchaser.

Section 4.  Closing and Transfer of Title

4.1 Closing. The time of a closing of this sale (the "Closing") shall be designated by Purchaser by written notice given to Seller not less than five (5) days prior to the proposed closing date and shall be held in the office of the Escrow Agent or by mail. In no event shall the date of Closing (the “Closing Date”) be more than sixty (60) days after the expiration of the Contingency Period (as defined below). This Agreement shall terminate if transfer of title is not completed by the Closing Date (unless such failure to close is due to Seller's default, or unless the date for Closing is extended by written agreement of the parties). If the Closing has not occurred by the ninety-fifth (95th) day after the Effective Date for any reason other than Seller’s default or earlier termination of this Agreement, then the parties agree that the Escrow Agent shall immediately deliver the Deposit to Seller without the need for any further notice or authorization from either party.

4.2 Closing Procedure. At Closing, Seller shall execute and deliver or cause to be executed and delivered:

(a) a Special Warranty Deed (the “Deed”) in proper form for recording, conveying Seller's right, title and interest in the Property to Purchaser or to Purchaser’s designee subject to:

(1) Existing leases, easements, sidetrack and license agreements, if any, whether of record or not;

(2) Covenants and conditions of record, if any;

(3) Taxes and special assessments against the Property, if any;

(4) Zoning laws and municipal regulations, if any;

(5) Environmental laws and regulations, if any;

(6) Building line restrictions, use restrictions and building restrictions of record, if any; and

(7) Encroachments, overlaps and other matters which would be disclosed by an accurate current survey;

(b) an affidavit that Seller is not a "foreign person" in substantially the form of Exhibit B, attached to and made a part of this Agreement;

(c) an assignment of Seller’s interest in leases on the Property, if any;

(d) a bill of sale, if applicable, for any Fixtures;

(e) a lease for Seller’s continued use and occupancy of the Property after Closing in substantially the form of Exhibit C, attached to and made a part of this Agreement (the “Lease”);

(f) a settlement statement prepared by the Title Company and satisfactory to both Purchaser and Seller setting forth the source of funds and allocation of costs for this transaction (the “Settlement Sheet”); and

(g) all documents, certifications and affidavits reasonably and customarily required by the Title Company for issuance of the Title Policy pursuant to the Title Report referenced in Section 5.2, .

4.3 Purchaser's Performance. At Closing, Purchaser will cause the Purchase Price and funds equal to all costs of Closing payable by Purchaser pursuant to this Agreement to be delivered to the Escrow Agent. Purchaser shall also execute and deliver or cause to be executed and delivered the Lease and Settlement Sheet.

Section 5.  Contingency Period; Right to Continue Marketing; Restoration Rights.

5.1 Contingency Period. Purchaser shall have until 11:59 p.m., Eastern time, April 13, 2008 (the “Contingency Period”) to conduct a title search, feasibility studies, and any other investigation of the Property which Purchaser chooses to conduct, including but not limited to environmental audits. Purchaser and Seller shall also negotiate and agree upon the final form of a lease pursuant to Section 14 of this Agreement. Purchaser may choose to terminate this Agreement for any reason by written notice to Seller prior to the end of the Contingency Period. Upon receipt of such notice of termination, Seller shall notify the Escrow Agent to deliver any outstanding cost of restoring the Property as described in this Section to Seller, with the remainder of the Deposit to be returned to Purchaser. During the Contingency Period, Purchaser, its agents, employees, contractors and engineers shall have the right from time to time to enter upon the Property at their risk and expense for the purpose of inspecting the same and conducting surveys, engineering studies, borings, soil tests, investigations, feasibility studies, environmental audits, and the like (individually or collectively, the “Studies”), but only to the extent that Purchaser has arranged a site visit at least one (1) day in advance with Seller, and only to the extent that Seller can accompany Purchaser or its representative on site if Seller chooses to do so. In any event, any such entry is at Purchaser or its agent’s sole risk. All such entries shall be made in such a manner as to minimize interference with the use and occupancy of the Property by Seller. During the Contingency Period, and thereafter unless and until Purchaser delivers to Seller evidence of Purchaser’s financial ability to complete the purchase satisfactory to Seller in its reasonable discretion, Seller shall be permitted to continue all marketing efforts relating to the Property and to enter into agreements for the purchase and sale of the Property with other potential purchasers; such agreements shall be contingent upon the termination of this Agreement. Upon written notice from Seller, Purchaser shall immediately restore the Property, to the extent the Property has been affected by any Studies or by entry onto the Property by or on behalf of Purchaser, to its prior condition at Purchaser’s sole cost. Purchaser’s obligation to restore the Property as described in this Section shall survive termination of this Agreement.

5.2 Title Review. During the Contingency Period, Purchaser may obtain a title report or title insurance commitment (the "Title Report"), issued by a national title company (the "Title Company"). If there shall exist any other condition or matter affecting title to which Purchase objects (a “Title Matter”), Purchaser shall, within five (5) days after receipt of the Title Report (but in any event prior to the end of the Contingency Period), notify Seller in writing of any such Title Matter. Such written notice of a Title Matter shall state Purchaser's objection with specificity and shall be limited to matters which would render title to the Property unmarketable. If Seller does not receive Purchaser’s written notice of a Title Matter within such five (5) day period or by the end of the Contingency Period, whichever is earlier, then it shall be automatically and conclusively presumed that Purchaser has waived all objections to title. Upon receipt of such notice of a Title Matter, Seller may (i) terminate this Agreement by written notice to Purchaser and Seller shall then direct the Escrow Agent to return the Deposit (less any costs payable by Purchaser as described in Section 5.1) to Purchaser, or (ii) elect to cure such Title Matter. If Seller elects to cure such Title Matter and does so within 15 days after receipt of Purchaser’s notice, or, if any such Title Matter is such that it cannot be cured within 15 days, but Seller has commenced curing such Title Matter and thereafter diligently proceeds to perfect such cure, then this Agreement shall continue in full force and effect and the Closing Date shall be adjusted accordingly. If Seller chooses not to cure a Title Matter or otherwise fails to cure a Title Matter within the required time period, then Purchaser may either (a) waive any Title Matter that Seller chooses not to cure or otherwise fails to cure, and upon receipt by Seller of such waiver in full from Purchaser, this Agreement shall remain in full force and effect or (b) Purchaser may terminate this Agreement pursuant to Section 5.1. Notwithstanding anything to the contrary in this Section 5.2, Seller shall remove any monetary liens applicable to the Property prior to or in connection with Closing. If requested by Seller, Purchaser will confirm in writing whether this title contingency has been satisfied and, if so, the date on which it was satisfied.

If Purchaser or any lender requests or requires the issuance of a title insurance policy (the “Title Policy”), or the issuance of such policy with extended coverage, all Title Policy premiums shall be at the sole cost and expense of Purchaser and not Seller, and satisfaction of such request or requirement shall not delay Closing.

5.3 Seller Deliveries. Purchaser acknowledges that Seller has previously provided to Purchaser copies of all drawings, site work plans, title policies, plats, surveys, wetland studies, appraisals, environmental reports, leases and the like relating to the Property that are available to or in the possession of Seller, such documents being listed on Exhibit D, attached to and made a part of this Agreement (the “Feasibility Documents”). Purchaser further acknowledges that Seller has provided the Feasibility Documents solely to assist Purchaser with its evaluation of the Property, and Seller makes no representation or warranty whatsoever as to the accuracy or completeness of any such documents or materials provided to Purchaser. Purchaser may not rely on Seller for the accuracy or completeness of any Feasibility Document or related information. Purchaser shall be fully and solely responsible for verifying any information it deems material or relevant to its evaluation of the Property.

Section 6.  Loss Due to Casualty or Condemnation

The entire risk of loss by condemnation, casualty or other loss relating to the Property shall be that of Seller. It is also understood and agreed that Seller shall maintain, at Seller’s cost, the current level of insurance on the Property. If prior to Closing the Property, or any part thereof, is taken by condemnation or materially damaged, either Seller or Purchaser may terminate this Agreement, and the Deposit shall be returned to Purchaser, subject to the provisions of Section 5.1.

Section 7.  Maintenance of the Property

Between the Effective Date and the Closing Date, Seller shall continue to maintain the Property in good repair, reasonable wear and tear excepted. During the period from the Effective Date to the Closing Date, Seller shall not enter into any new lease for any portion of the Property nor shall Seller enter into any new contract relating to the operation of the Property without Purchaser's consent unless the same may be cancelled on the Closing Date without cost to Purchaser.

Section 8.  Broker

Purchaser and Seller represent to each other that they have dealt with no agent or broker who in any way has participated as a procuring cause of the sale of the Property, except UGL Equis, who represented Seller, and Remax Sales, who represented Purchaser. Upon Closing, Seller shall pay a commission to UGL Equis in the amount of four percent (4%) of the Purchaser Price and shall pay a commission to Remax Sales in the amount of two percent (2%) of the Purchaser Price. Subject to the foregoing, each party represents and warrants to the other that the representing party has dealt with no real estate broker, agent or finder other than the parties described above in connection with this transaction, and that there is no commission, charge or other compensation due on account thereof. Purchaser and Seller each agree to defend, indemnify and hold harmless the other against and from any inaccuracy in such party’s representation. The provisions of this Section 8 shall survive the Closing and any termination of this Agreement.

Section 9.  Representations and Warranties

9.1  Limitations on Representations and Warranties. Purchaser agrees and acknowledges that, except as set forth in Section 9.2 below, neither Seller nor any agent, attorney, employee or representative of Seller has made any representation whatsoever regarding the subject matter of this sale, or any part thereof, including (without limiting the generality of the foregoing) representations as to the physical nature or condition of the Property or the capabilities thereof, and that Purchaser, in executing, delivering and/or performing this Agreement, does not rely upon any statement and/or information to whomever made or given, directly or indirectly, orally or in writing, by any individual, firm or corporation. Purchaser agrees to take the Property "AS IS," as of the Effective Date, reasonable wear and tear, minor damage caused by the removal of any personal property or fixtures not included in this sale, excepted. SELLER MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE PHYSICAL CONDITION OF THE PROPERTY, THE FINANCIAL CONDITION OR VIABILITY OF THE PROPERTY, OR THE SUITABILITY THEREOF FOR ANY PURPOSE FOR WHICH PURCHASER MAY DESIRE TO USE IT. SELLER EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER WARRANTIES OR REPRESENTATIONS AS TO THE PHYSICAL CONDITION OF THE PROPERTY. PURCHASER, BY ACCEPTANCE OF THE DEED, AGREES THAT IT HAS SUFFICIENT OPPORTUNITY UNDER THIS AGREEMENT TO INSPECT THE PROPERTY AND ACCEPTS SAME "AS IS" AND "WITH ALL FAULTS".

9.2  Seller’s Representations and Warranties. Seller makes the following representations and warranties and agrees that Purchaser's obligations under this Agreement are conditioned upon the truth and accuracy of such representations and warranties, both as of this date and as of the Closing Date:

(a) Seller has the power and authority to enter into this Agreement and convey Seller's interest in the Property to Purchaser; and

(b) To the best of Seller's knowledge, Seller has received no written notice of any existing or pending litigation, administrative proceeding, violation of law or condemnation or sale in lieu thereof, that would affect any portion of the Property; and

(c) To the best of Seller's knowledge, no approvals or consents by third parties or governmental authorities are required in order for Seller to consummate the transactions contemplated by this Agreement; and

(d) Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986.

9.3  Seller's Knowledge. Whenever the term "to the best of Seller's knowledge" is used in this Agreement or in any representations and warranties given to Purchaser at Closing, such knowledge shall be the actual knowledge of Timothy J. Tumminello (the "Key Personnel"). Seller shall have no duty to conduct any further inquiry in making any such representations and warranties, and no knowledge of any other person shall be imputed to the Key Personnel.

9.4 Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that:

(a) Purchaser has the power and authority to enter into this Agreement and to purchase the Property; and

(b) The purchase of the Property contemplated by this Agreement is not subject to any financing contingency and Purchaser has the financial strength and ability to close on the purchase of the Property at the time and on the terms set forth in this Agreement; and

(c) No approvals or consents by third parties or by governmental authorities are required in order for Purchaser to consummate the transactions contemplated hereby.

9.5 Survival. None of the representations and warranties contained in this Agreement shall survive the Closing of this transaction unless expressly stated otherwise.

Section 10. Non-Liability of Seller

Neither Seller nor any partner of Seller shall, by entering into this Agreement, become liable for any costs or expenses incurred by Purchaser and arising subsequent to the Closing Date. Except for the covenants, representations and warranties which expressly survive Closing, by proceeding to Closing with respect to the Property, Purchaser shall be deemed to have (i) acknowledged that all conditions precedent to the performance of each party’s obligations under this Agreement have been satisfied or waived and (ii) released any claims or causes of action against Seller with respect to the existence of any Hazardous Substances (defined below) on or affecting the Property on or prior to the Closing Date. “Hazardous Substances,” as used in this Agreement, means any toxic or hazardous waste, pollutants or substances, including without limitation, petroleum products or by-products, asbestos (irrespective of whether or not encapsulated) and substances defined or listed as hazardous substances or toxic substances or similarly identified in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 41 U.S.C. Section 9601, et seq., hazardous materials identified in or pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802, et seq., hazardous waste identified in or pursuant to the Resource Conservation and Recovery act of 1976, as amended, 15 U.S.C. Section 2601, et seq., or any hazardous or toxic substance or pollutant regulated under any other applicable federal or local environmental law. This provisions of this Section 10 shall survive the Closing.

Section 11. Assignment

This Agreement may not be assigned by Purchaser without the written consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion. In any event, no assignment shall relieve Purchaser of any of its obligations under this Agreement. Purchaser may, however, designate another entity as the “grantee” under the Deed from Seller at Closing. Notwithstanding the above, Purchaser may assign this Agreement to an entity in which either Purchaser or any member of Purchaser is an owner, without Seller’s prior written consent but with written notice to Seller. In any event, no assignment shall relieve Purchaser of any of its obligations under this Agreement. Purchaser may designate another entity as the “grantee” under the Deed from Seller at Closing.

Section 12. Notices

All notices under this Agreement or required by law shall be hand delivered, sent by email (to be confirmed by hand delivery or overnight delivery) or sent via any nationally recognized commercial overnight carrier with provisions for receipt, addressed to the parties at their respective addresses set forth below or as they have specified by written notice delivered in accordance with this Section:

PURCHASER:  D & R REALTY II, LLC
1001 S. Lakewood Street
Baltimore, Maryland 21224
Attn: Raymond Jackson
Email: RJackson@stonewalldevelopment.net

SELLER:  I. C. Isaacs & Company Limited Partnership
3840 Bank Street
Baltimore, MD 21224-2522
Attn: Timothy J. Tumminello
Email: ttumminello@icisaacs.com

With a copy to:  Whiteford, Taylor & Preston L.L.P.
Seven St. Paul Street
Baltimore, Maryland 21202-1636
Attn: John P. Evans, Esq.
Email: jevans@wtplaw.com

Delivery will be deemed complete upon actual receipt or refusal to accept delivery.

Section 13. Expenses

Seller shall pay its own attorney's fees and expenses, one-half of the state and county transfer taxes and recordation stamp taxes for the Deed, one-half of the recording charges for the Deed and all commissions to the brokers specified in Section 8. All other costs and expenses related to the transaction or this Agreement, including but not limited to all of Purchaser's attorneys' fees and expenses, one-half of the state and county transfer taxes and recordation stamp taxes for the Deed, one-half of the recording charges, and any costs or fees incurred in connection with the Contingency Period, a survey or Title Report or Title Policy, shall be paid by Purchaser, notwithstanding any local practice to the contrary. Purchaser shall be responsible for all filings and expenses related thereto under FIRREA, and similar laws. Except as provided in the Lease, all charges, if any, for water, sewer service, electricity, telephone service and other public utility services furnished to any or all of the Property being acquired by Purchaser from the Effective Date to the Closing Date shall be adjusted between Seller and Purchaser as of the Closing Date.

Section 14.  Lease

During the Feasibility Period, Seller and Purchaser shall agree on the final form of the Lease, which shall be based upon the form attached as Exhibit C. At Closing, Seller and Purchaser will enter into the Lease, pursuant to which Seller shall lease the Property after Closing for a term of three (3) months, plus an option period, as more fully described in such Lease. In addition to customary terms and conditions, the Lease shall include the following terms:

(a) Term of three (3) months from the Closing Date (the “Initial Term”), with one (1) option for Seller to extend the term for up to an additional three (3) months (the “Extension”) upon written notice to Purchaser not less than 30 days prior to the end of the Initial Term.

(b) During the Initial Term, Seller shall pay rent on a monthly basis in an amount equal to the cost of insurance and real estate taxes applicable to the Initial Term (for example, 1/12 of any annual premium would be payable each month).

(c) During the Extension, Seller shall pay rent on a monthly basis in an amount equal to the cost of insurance and real estate taxes applicable to the Extension plus an amount equal to the monthly interest payable by Purchaser on its purchase money financing, based on a maximum principal amount of $630,000, at an annual interest rate of no more than 8%, amortized over not less than 20 years (that is, the actual interest payable up to a maximum of $5,275 per month).

(d) During the term of the Lease, Seller shall pay for all utility services used by Seller at the Property, including but not limited to gas, electric, telephone, water and sewer.

(e) At the earlier of the end of the term or upon Seller’s vacating the Property, Seller shall remove all of Seller’s personalty and leave the Property in broom clean condition and in substantially the same condition as on the Closing Date, reasonable wear and tear excepted.

Section 15. Miscellaneous

15.1  Successors and Assigns. All of the terms and conditions of this Agreement are made binding upon the successors and permitted assigns of both parties.

15.2  Gender. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

15.3  Captions. The captions in this Agreement are inserted only for the purpose of convenient reference and in no way define, limit or prescribe the scope or intent of all or any part of this Agreement.

15.4  Construction. No provision of this Agreement shall be construed by any Court or other judicial authority against any party to this Agreement by reason of such party's being deemed to have drafted or structured such provisions.

15.5  Entire Agreement. This Agreement (including its Exhibits) constitutes the entire agreement between the parties relating to the contemplated transaction and there are no other oral or written promises, conditions, representations, understandings or terms of any kind as conditions or inducements to the execution of this Agreement and none has been relied upon by either party.

15.6  Recording. The parties agree that this Agreement shall not be recorded. If Purchaser causes this Agreement or any notice or memorandum of this Agreement to be recorded, this Agreement shall be null and void at the option of Seller.

15.7  No Continuance. Purchaser acknowledges that there shall be no assignment, transfer or continuance of any of Seller's insurance coverage or of any property management contract as a part of this transaction.

15.8  Time of Essence. Time is of the essence in this transaction as to all obligations of the parties to this Agreement. If any of the dates contemplated in this Agreement as deadlines or expiration dates should fall on a Saturday, Sunday or national holiday, such deadline or expiration date shall be deemed to fall upon the next business day.

15.9  Counterparts and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which will be fully effective without the others and all of which will collectively constitute all of this Agreement, and signatures sent by facsimile or by email (in a .pdf or comparable mode), and photocopies of such signatures, shall be considered and treated as originals.

15.10  Governing Law. This Agreement shall be construed, and the rights and obligations of Seller and Purchaser under this Agreement, shall be determined in accordance with the laws of the State of Maryland.

15.11  Confidentiality. Purchaser and Seller agree that all documents and information concerning the Property delivered to Purchaser, including but not limited to the Feasibility Documents, the subject matter of this Agreement, and all negotiations will remain confidential. Purchaser and Seller will disclose such information only to those parties required to know it, including without limitation employees of either of the parties, consultants and attorneys engaged by either of the parties, and prospective tenants or prospective and existing investors and lenders, and in public filings that may be required by Purchaser or Seller to the Securities and Exchange Commission or other public agency or authority.

15.12  WAIVER OF JURY TRIAL. THE PARTIES SHALL, AND THEY DO, WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF SELLER AND PURCHASER, OR ANY CLAIM FOR INJURY OR DAMAGE IN CONNECTION WITH THIS AGREEMENT OR THE PROPERTY.

15.13 Effectiveness of Agreement. This Agreement shall be effective only upon its execution by both Seller and Purchaser and the delivery of the executed copies and the Deposit to the Escrow Agent. If the Escrow Agent has not received the executed copies of this Agreement from Purchaser and the Deposit by 5 p.m., Eastern time, on March 14, 2008, and acknowledged such receipt by signing this Agreement, this Agreement shall be null and void and of no further effect and neither party shall have a claim upon the other relating to the sale or purchase of the Property.

IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be duly executed as of the day and year written below.

EXECUTED BY PURCHASER this 14th day of March, 2008.

WITNESS:     PURCHASER:

D & R REALTY II, LLC,
a Maryland limited liability company

_____________________________         By: /s/ Raymond Jackson
                      Raymond Jackson, Member

[SIGNATURE PAGE OF SELLER TO FOLLOW]

EXECUTED BY SELLER this 14 day of March, 2008.

WITNESS:     SELLER:

I. C. ISAACS & COMPANY LIMITED
PARTNERSHIP,
a Maryland limited partnership

_/s/ Eugene C. Wielepski_     By: /s/Timothy J Tumminello
                      Name:Timothy J Tumminello
              Its: Vice President, Controller & Interim Principle Financial Officer

[SIGNATURE PAGE OF ESCROW AGENT TO FOLLOW]

Receipt of original copies of this Agreement executed by Seller and Purchaser and of the Deposit is acknowledged at ______ a.m./p.m., Eastern time, this ____ day of March, 2008.

ESCROW AGENT:

FIRST MOUNTAIN TITLE, LLC

By:
Name:
Title:

EXHIBIT A
TO
AGREEMENT OF PURCHASE AND SALE

Description of Land

The real property located in Baltimore City, State of Maryland, and described as follows:

BEGINNING for the same at the northwest corner of Bank and Seventh Streets and running thence westerly binding on the north side of Bank Street 180 feet to a 20 foot alley to be laid out by The Crown Oil and Wax Company, and running thence northerly binding on the east side of said 20 foot alley with the use thereof in common 140 feet to another 20 foot alley there to be laid out by The Crown Oil and Wax Company parallel with Bank Street, running thence easterly binding on the south side of said last mentioned 20 foot alley with the use thereof in common 180 feet to the west side of Seventh Street, and running thence southerly along the west side of Seventh Street 140 feet to the place of beginning.

Being and intended to be, the same property described in the Deed dated December 20, 1984, and recorded among the Land Records of Baltimore City in Liber SEB No. 416, folio 586, from I. C. Isaacs & Company, Inc., unto I. C. Isaacs & Company, L.P. (now known as I. C. Isaacs & Company Limited Partnership).

EXHIBIT B
TO
AGREEMENT OF PURCHASE AND SALE

Seller's Affidavit of Non--Foreign Status

STATE OF MARYLAND  )
) (insert date)
COUNTY OF BALTIMORE  )

I, (proper name of Seller's officer), as (office held) of (Seller), being duly authorized to make this affidavit on behalf of (Seller) and being duly sworn, do depose and say, that:

1. (Seller's) taxpayer identification number is ____________________.

2. (Seller) is not a "foreign person" within the meaning of Section 1445(f)(3), of the Internal Revenue Code of 1954 (the "Code"), as amended; and (Purchaser) is not required, pursuant to Section 1445 of the Code, to withhold ten percent (10%) of the amount realized by Seller on the disposition of the Property to (Purchaser).

3. I understand that I am making this Affidavit under penalty or perjury pursuant to the requirements of Section 1445 of the Code.

WITNESS:      SELLER:
I. C. ISAACS & COMPANY, LIMITED
PARTNERSHIP,
a Maryland limited partnership

_/s/ Eugene C. Wielepski_     By: /s/Timothy J Tumminello
                      Name:Timothy J Tumminello
              Its: Vice President, Controller & Interim Principle Financial Officer

SWORN TO and subscribed before me this ______ day of _______________, 2008.

_______________________________

EXHIBIT C
TO
AGREEMENT OF PURCHASE AND SALE

Form of Lease

LEASE

THIS LEASE is made this ______day of _________, 2008, by D & R REALTY II, LLC, a Maryland limited liability company ("Landlord"), and I. C. ISAACS & COMPANY LIMITED PARTNERSHIP, a Maryland limited partnership ("Tenant").

PREMISES:

1. Landlord, in consideration of Tenant's covenants, leases to Tenant the entire premises, including improvements, located at 3840 Bank Street, Baltimore, Maryland, as described more fully in Exhibit A (the "Property").

TERMS:

2.  (a) Initial Term. The initial term of this Lease is three (3) months (the "Initial Term"). The Initial Term commences as of the date of Landlord’s completion of the acquisition of the Property from Tenant, under the terms of an Agreement of Purchase and Sale dated as of March 14, 2008 (the “Purchase Agreement”), the closing date being referred to in this Lease as the "Commencement Date." The Initial Term ends at 11:59 p.m., local time, on the date occurring three (3) months after the Commencement Date (the "Termination Date") unless extended pursuant to this Lease.

(b) Renewal Terms. The Tenant may renew this Lease for one (1) extension term of up to three (3) months (a "Renewal Term"). Collectively, the Initial Term and the Renewal Term are referred to in this Lease as the "Term." To exercise its right to a Renewal Term, Tenant shall notify Landlord in writing at least 30 days before the end of the Initial Term and shall specify the new Termination Date.

(c) Use. Tenant may use the Premises for any lawful purpose.

(d) Surrender. At the Termination Date, Tenant shall at its expense: (i) promptly surrender to Landlord possession of the Premises (including any fixtures or other improvements that, under the provisions of Section 5, are owned by Landlord) in good order and repair, ordinary wear and tear excepted, and broom clean; (ii) promptly remove from the Property Tenant's signs, goods and effects, and any machinery, trade fixtures, and equipment that are used in conducting Tenant's trade or business and are not owned by Landlord; and (iii) promptly repair any damage to the Property caused by such removal.

(e) Holding Over. If Tenant occupies the Property after the applicable Termination Date or any earlier termination, without obtaining Landlord's prior written consent, then the following provisions apply:

(1)
Unless the parties otherwise agree in writing, the holdover tenancy shall be a month-to-month tenancy that continues until one party notifies the other in writing at least 15 days before the end of any calendar month that the notifying party elects to terminate the month-to-month tenancy at the end of the next calendar month, in which event the month-to-month tenancy shall terminate.

(2) Notwithstanding anything contrary in this Lease, if Landlord has not consented in writing to Tenant's occupancy, then the Rent for each month of the month-to-month tenancy equals 125% of the monthly installment of the then-applicable Base Rent (as defined in Section 3(a)).

(3)
Except for Rent, the month-to-month tenancy shall be upon the same terms and subject to the same conditions as those set forth in the provisions of this Lease, except for Tenant’s right to renew this Lease.

RENT:

3. As rent for the Property (collectively, the "Rent"), Tenant shall pay to Landlord the following:

(a) Base Rent—Initial Term. During the Initial Term, Tenant shall pay, on a monthly basis, a base rent (the "Base Rent") equal to one-third of the cost of insurance and real estate taxes applicable to the Initial Term (that, one-twelfth of the annual cost shall be payable each month). On the Commencement Date, Landlord and Tenant shall execute the Base Rent Agreement, substantially in the same form as Exhibit B attached to and made a part of this Lease, which shall set forth the Base Rent Tenant shall pay each month.

(b)  Additional Rent—Renewal Term. During the Renewal Term, Tenant shall pay, on a monthly basis, the Base Rent, plus an amount equal to the monthly interest payable by Landlord on its purchase money financing for the Property, based on a maximum principal amount of $630,000, at an annual interest rate of no more than 8%, amortized over not less than 20 years (that is, the actual interest payable up to a maximum of $5,275 per month) (the “Renewal Term Rent”).

(c) Additional Rent. During this Lease, Tenant shall pay to Landlord additional rent in the amount of any payment in any provision of this Lease that accrues while this Lease is in effect. Additional rent includes all charges or other amounts that Tenant is obligated to pay to Landlord under any of the provisions of this Lease, other than the Base Rent and the Renewal Term Rent.

(d) Late Payment. Each Rent payment shall be made promptly when due, without any deduction or set off, and without demand. If Tenant fails to promptly and fully pay Rent by the 15th day of the month, then Tenant shall pay to Landlord as additional rent interest on the outstanding amount at the rate of 12% per annum.

(e) Miscellaneous. The Base Rent for the first month of the Initial Term shall be due and payable on the Commencement Date. Each payment of Base Rent thereafter shall be due and payable on the same day of the month as the date on which the Commencement Date falls. For example, if the Commencement Date is August 15, the Base Rent for the second month would be due and payable on September 15. All Rent payable under this Lease, together with all statements, notices, etc. shall be forwarded to the Landlord, 1001 S. Lakewood Street, Baltimore, Maryland 21224. Tenant covenants with Landlord to pay, without prior demand, the specified installments of Rent and additional rent at the time and in the manner provided in this Lease.

USE AND ENVIRONMENTAL REQUIREMENTS:

4. (a) Tenant covenants and agrees to make no unlawful or offensive use of the Property and to comply with all statutes, ordinances, rules, orders, regulations, and requirements of federal, State, and local governments and applicable insurance governing bodies. Tenant shall occupy the Property in full compliance with all federal, State, and local laws.

(b) The term "Hazardous Substances" as used in this Lease means pollutants, petroleum, contaminants, infectious waste, asbestos, radioactive materials, polychlorinated biphenyls (PCBs), toxic or hazardous wastes, or any other substances, the removal of which is required or the use of which is restricted, prohibited, or penalized by any "Environmental Law," including any federal, state, or local law, rule, regulation, or ordinance relating to pollution or protection of the environment. Tenant shall comply with all Environmental Laws in its use of the Property, including, without limitation, the obligation to obtain and maintain in effect and comply with all requisite permits and reporting and notification requirements.

(c) Tenant agrees to the following:

(i)
no activity will be conducted on the Property that will produce or cause the release of any Hazardous Substance, except for such activities that are part of the ordinary course of Tenant's business activities (the "Permitted Activities"), provided the Permitted Activities are conducted in accordance with all Environmental Laws;

(ii)
the Property will not be used in any manner for the storage of any Hazardous Substances except for the temporary storage of such materials that are used or produced in the ordinary course of Tenant's business (the "Permitted Materials") provided such Permitted Materials are properly stored in a manner and location and are properly disposed of in a manner meeting all Environmental Laws;

(iii)
Tenant will not permit any Hazardous Substances to be brought onto the Property (except for the Permitted Materials), and if brought or found on the Property and attributable to Tenant, Tenant shall remove them immediately, and diligently undertake all required cleanup and disposal procedures in accordance with all Environmental Laws.

IMPROVEMENTS:

5. (a) Acceptance of Possession. By its assumption of possession of the Property on the Commencement Date, Tenant shall for all purposes of the provisions of this Lease be deemed to have accepted the Property and acknowledged the Property to be in the condition called for in this Lease.

(b) By Tenant. Tenant may not make any alteration, addition, or improvement to the Property without first obtaining Landlord's written consent (which, in the case of non-structural alterations, additions, and improvements only, may not unreasonably be withheld). If Landlord consents to any such proposed alteration, addition, or improvement, it shall be made at Tenant's sole expense (and Tenant shall hold Landlord harmless from any cost incurred on account thereof) and in accordance with the terms of Section 11 of this Lease. Landlord may elect whether to take title to any alterations, additions, or improvements (other than trade fixtures or equipment which may be removed by Tenant) or require Tenant to remove any alterations, additions, or improvements upon the expiration of the Term. Tenant shall make all alterations, additions, or improvements at such time and in such manner so as not to interfere with the use and enjoyment of the remainder of the Property by any other tenant. Any improvements made to the Property by Tenant shall be made only in a good and workmanlike manner.

ASSIGNMENT AND SUBLETTING:

6. Upon written notice to Landlord, Tenant may assign its interest in or sublet the Premises in whole or in part without Landlord's prior written consent. If any or all of the Premises is sublet or assigned, then Tenant shall continue to be and remain liable to Landlord for the performance of all of its obligations, covenants, and conditions of this Lease.

MAINTENANCE AND REPAIR:

7. (a) By Landlord. Landlord shall be responsible for the structural elements of the Property, including exterior walls, foundation, and support columns, as well as any capital improvements to the Property. Additionally, Landlord shall be responsible for the roof structure, including the roof membrane, deck, and skylights and shall keep the Property free of roof leaks. Landlord shall also be responsible for the repair and maintenance of the parking lot, for all equipment, fixtures, and appurtenances; fences, sidewalks, and grounds; wiring, and electrical fixtures; skylights; plumbing, heating, and air-conditioning installations; windows, doors, window and door glass, jambs, dock bumpers, and all glazing in the Property.

(b) By Tenant. Except for those items for which Landlord is responsible and for damages arising from Landlord's negligent acts, Tenant shall maintain, repair, and keep, at Tenant's own cost and expense, the interior of the Property. Tenant shall be responsible for all lawn cutting, snow removal, common area lighting, and miscellaneous painting (as needed) for the Property.

If Tenant fails, after 15 days' written notice from Landlord, to keep the Property in good condition and repair, or to commence and continuously prosecute required repairs, Landlord may, at its option, enter upon the Property at all reasonable hours to make any necessary and reasonable repair that Tenant has failed to make. Upon demand, Tenant shall reimburse Landlord for any commercially reasonable expense incurred by Landlord. Any such money expended by Landlord shall be deemed additional rent, and collected as such by Landlord. All rights given to Landlord by this Section are in addition to any other right or remedy of Landlord set forth in this Lease.

(c) Compliance With Laws. At its own expense, Landlord shall promptly comply with and do all things required by any notice served upon it, or upon Tenant, by the City of Baltimore (including its health department, building engineer's office, and department of public works), the State of Maryland, and the United States, or any department or agency of the county, State, or United States, unless resulting solely from Tenant's use or occupancy of the Property, or from any alteration, addition, or change that may be made to the Property by Tenant under the provisions of this Lease. Tenant covenants and agrees to comply in all material respects with all federal, State, and local laws, ordinances, regulations, rules, and notices and with the rules and regulations of the applicable insurance governing body, and shall be responsible for the proper observance of and compliance with the same in, relating to Tenant’s use of the Property.

UTILITIES:

8. (a) Tenant shall pay for water, sewerage, fuel, gas, oil, electricity, power, materials, and other services or utilities that Tenant uses in or about the Property during the Term of this Lease. If Landlord is charged with any cost required to be paid by Tenant as set forth in this Section 8(a), then Tenant shall immediately pay to Landlord such cost as additional rent.

(b) Landlord is not liable to Tenant, in damages or otherwise, for any interruption in the service of water, electricity, gas, heating, air conditioning, or other utilities or services caused by any cause beyond Landlord's reasonable control, and any such interruption of less than five (5) days does not entitle Tenant to an abatement of any Rent due or constitute a termination of this Lease or an eviction of Tenant.

INSURANCE:

9. (a) Landlord's Insurance. Landlord shall maintain the following insurance coverage (the “Insurance Costs”) in commercially reasonable amounts throughout the Term: casualty with extended risk coverage for 100% of the replacement of the improvements located on the Property, excluding Tenant's fixtures and personal property, liability, rental loss and abatement, flood, earthquake, lessor's risk, and any other commercially reasonable and customary insurance for similar facilities. The deductibles on all insurance obtained by Landlord shall be commercially reasonable.

(b) Tenant's Insurance. Tenant shall procure and carry during the Term a public liability insurance policy for at least $1,000,000 per occurrence and $2,000,000 combined single limit for bodily injury and property damage insured against all liability of Tenant and its authorized representatives arising out of or in connection with Tenant's use or occupancy of the Property, naming Landlord as an additional insured.

FIXTURES AND EQUIPMENT:

10. All trade fixtures and equipment installed by Tenant are the property of Tenant and may be removed by Tenant upon the expiration or termination of this Lease; provided, however, Tenant shall at its own cost and expense promptly repair any injury or damage to the Property resulting from the removal and shall restore the Property to substantially the same condition immediately preceding such installation. All alterations, additions, improvements, and changes and all installation of trade fixtures and equipment by the Tenant shall be made in accordance with the rules, regulations, and ordinances of the City of Baltimore, its agencies or departments.

CONDEMNATION AND CASUALTY:

11. If during the Term of this Lease any part of the Property is rendered untenantable by condemnation by public authority, or by fire or other casualty, then Tenant may terminate this Lease or, at Tenant’s option, a proportionate part of the Rent shall be abated, according to the extent of the untenantability. If Tenant elects to remain a tenant, Landlord shall use the proceeds from such condemnation or from the applicable casualty insurance to repair the Property or to make it tenantable again.

If the entire Property or a substantial part of the Property is rendered untenantable by condemnation by public authority, or by fire or other casualty, then either Landlord or Tenant may terminate this Lease by written notice to the other, effective as of the date of such condemnation or casualty.

All compensation awarded for the taking of the fee and leasehold shall belong to and be the property of Landlord. Nothing prevents Tenant from claiming, proving, and receiving awards for moving expenses, or removal of trade fixtures, or loss of business goodwill.

SUBROGATION:

12. Each insurance policy carried by Landlord or Tenant insuring the Property as well as the contents of the Property (including trade fixtures, equipment, and merchandise) against loss by fire or any of the casualties covered by standard extended coverage shall be written in such a manner so as to provide that the insurer waives all right of recovery by way of subrogation against Landlord or Tenant, as the case may be, in connection with any loss or damage covered by the policy.

DEFAULT:

13.  (a) By Tenant. An “Event of Default” shall have occurred:

(i)
if Tenant fails to pay any Rent within fifteen days of receiving written notice from Landlord, then Landlord may make distress for such Rent without notice, and recover all damages, costs, and reasonable attorneys' fees sustained and incurred by it;

(ii) if any legal process is issued for the purpose of attaching or taking in execution any of Tenant's chattels located on the Property or Tenant's interest in the Property created by this Lease and such process is not dismissed or bonded within 30 days after its issuance;

(iii)
if Tenant is adjudicated bankrupt or insolvent, or if a receiver or trustee of Tenant is appointed for its business or property, or if Tenant applies for the benefit of any provision of the federal bankruptcy law; or

(iv)
if Tenant fails to fulfill any other obligation under this Lease or breaches a covenant contained in this Lease and the obligation is not fulfilled or the breach remedied within 30 days of receiving written notice from Landlord.

(b) Landlord’s Remedies. Upon the occurrence of an Event of Default, Landlord may, at its option terminate this Lease and re-enter the Property.

(c) By Landlord. A “Landlord Default” shall have occurred:

(i) if Landlord shall breach, in any material respect, any representation or warranty made by Landlord in this Lease;

(ii) if Landlord shall fail to observe or perform, within any applicable time period provided therefor in this Lease, any of the covenants, conditions or provisions of this Lease to be observed or performed by Landlord; or

(iii) if Landlord shall fail to observe or perform any of the covenants, conditions or provisions of this Lease, which failure is not addressed within the scope of clauses (c)(i) or (c)(ii) of this Section and such failure shall continue for a period of 30 days.

(d) Tenant’s Remedies In the event of any such Landlord Default, Tenant shall be entitled to such rights and remedies as may be provided by applicable law. In addition to such rights and remedies as may be provided by law, Rent shall abate upon the occurrence and during the continuance of any event or circumstance which constitutes, or which with notice and the passage of time would constitute, a Landlord Default which materially interferes with Tenant’s use and enjoyment of the Property.

SUBORDINATION:

14. All of Tenant's rights under this Lease are and shall be subject and subordinate to the lien of any mortgage or deed of trust placed on the Property or any part thereof, except the Tenant's property or trade fixtures, and to any and all renewals, modifications, consolidations, replacements, extensions, or substitutions of any such mortgage or deed of trust (all of which are termed the "mortgage" or "mortgages"). The subordination is automatic, without the execution of any further subordination agreement by Tenant. If, however, a written subordination agreement, consistent with this provision, is required by a mortgagee, Tenant shall execute, acknowledge, and deliver it promptly. If Tenant fails to promptly execute, acknowledge, and deliver the subordination agreement, then Landlord, as the agent or attorney-in-fact of Tenant, may execute it on Tenant's behalf, and Tenant irrevocably appoints Landlord its attorney-in-fact for such purpose.

ATTORNMENT AND NONDISTURBANCE:

15. (a) If, at any time during the Term of this Lease, a mortgage to which this Lease is subordinate is foreclosed, then Tenant agrees at the election and upon demand of any owner (other than Landlord) of the Property, or of any mortgagee in possession, or of any holder of a leasehold affecting the Property, or of any purchaser at foreclosure, to attorn, from time to time, to any such owner, mortgagee, holder, or purchaser upon the terms and conditions set forth in this Lease for the remainder of the Term. Tenant is not obligated to attorn unless, if Tenant requests in writing, such holder, owner, mortgagee, or purchaser shall execute and deliver to Tenant an instrument by which the holder, owner, mortgagee, or purchaser agrees that so long as Tenant performs all the terms, covenants, and conditions of this Lease on Tenant's part to be performed, Tenant's possession under the provisions of this Lease shall not be disturbed by such holder, owner, mortgagee, or purchaser.

(b) The foregoing provisions inure to the benefit of any owner, mortgagee, holder, or purchaser and apply notwithstanding that this Lease may terminate upon the termination of any leasehold estate or upon the foreclosure, and shall be self--operative upon any demand, without requiring any further instrument to give effect to the provisions. Tenant, however, upon demand of any owner, mortgagee, holder, or purchaser, agrees to execute, from time to time, an instrument in confirmation of the foregoing provisions, satisfactory to Tenant and to any owner, mortgagee, holder, or purchaser, in which Tenant acknowledges the attornment for the remainder of the Term. Nothing contained in this Section shall be construed to impair any right otherwise exercisable by any such owner, mortgagee, holder, or purchaser.

ESTOPPEL CERTIFICATES:

16. Each party agrees, from time to time, within ten days after request of the other party, to execute and deliver to the requesting party or its designee any estoppel certificate in form and substance satisfactory to both parties, stating that this Lease is in full force and effect, the date to which Rent has been paid, that the requesting party is not in default (or specifying in detail the nature of such default), the termination date of this Lease, and such other matters pertaining to this Lease as may reasonably be requested.

QUIET ENJOYMENT

17. Tenant, upon the payment of Rent and the performance of all the terms of this Lease, shall at all times during the Term peaceably and quietly enjoy the Property without any disturbance from Landlord or any other person claiming through Landlord.

INSPECTION:

18. Tenant agrees that Landlord and its agents may enter upon the Property at all reasonable times to inspect the Property, or to make any changes or alterations or repairs that Landlord considers necessary for the protection, improvement, or preservation of the Property, or to make changes in the plumbing, wiring, meters, or other equipment, fixtures, or appurtenances of the Property, or to post any notice provided for by law, or otherwise to protect any and all rights of Landlord, so long as Landlord does not reasonably interfere with Tenant’s use of the Property. Landlord may erect and maintain all necessary or proper scaffolding or other structures for the making of such changes, alterations, or repairs (provided the entrance to or use of the Property is not blocked). Landlord is not liable for consequential damages sustained by Tenant, and Tenant is not entitled to any abatement of Rent by reason of the exercise by Landlord of any rights reserved by this Section unless Tenant cannot use the Property for Tenant’s intended purpose, as determined by Tenant in its reasonable discretion. Tenant further agrees that at any time after 60 days prior to the termination of this Lease, Landlord may place any usual or ordinary "For Rent" or "For Lease" signs on the Property.

MISCELLANEOUS:

19. (a) This Lease and all of the covenants, conditions, and provisions set forth in this Lease inures to the benefit of and is binding on the successors and assigns of the respective parties.

(b) This Lease shall be construed and interpreted under the laws of Maryland.

(c) The waiver by either party or the breach of any covenant or condition of this Lease, to be performed by the other party, or the failure of either party to insist upon strict performance of any covenant or condition by the other party to be performed, shall apply to the particular incident case only, and shall not be deemed to abrogate such covenant or condition nor be deemed as a waiver of any continuing or subsequent breach thereof, but such covenant or condition shall continue and remain in full force and effect.

(d) No oral statement or prior written matters shall have any force or effect after the signing of this Lease. All such matters shall be merged into this Lease and be superseded by this Lease. Tenant agrees that it is not relying on any representations or agreements other than those contained in this Lease. This Lease shall not be modified except by a writing signed by all parties.

(e)  Landlord and Tenant each represents and warrants to the other that neither of them has employed any broker in procuring or carrying on any negotiations relating to this Lease, except UGL Equis, who represented Tenant, and Remax Sales, who represented Landlord. No commissions are payable as a result of this Lease. Landlord and Tenant shall indemnify and hold each other harmless from any loss, claim or damage relating to the breach of this representation and warranty.

NOTICES:

20. All notices required or permitted to be given under the provisions in this Lease shall be in writing and shall be deemed to be properly given if delivered (a) by hand, or (b) by telecopy, or (c) by a nationally recognized delivery service. Notice shall be deemed to be given on the date of delivery:

To the Landlord: D & R Realty II, LLC
1001 S. Lakewood Street
Baltimore, Maryland 21224
Attention: Raymond Jackson

To the Tenant:  I. C. Isaacs & Company Limited Partnership
3840 Bank Street
Baltimore, MD 21224-2522
Attention: Timothy J. Tumminello

With a copy to:  Whiteford, Taylor & Preston L.L.P.
Seven St. Paul Street
Baltimore, Maryland 21202-1636
Attention: John P. Evans, Esq.

Either party may, at any time or from time to time, designate by written notice to the other party a substitute address and thereafter all notices to such party shall be sent in accordance with the above.

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WITNESS the signature of the duly authorized member and seal of Landlord, and the signature of the duly authorized officer and seal of Tenant, as of the day and year first above written.

WITNESS: LANDLORD:
D & R REALTY II, LLC

___________________________  By:____________________________(SEAL)
Raymond Jackson, Member

WITNESS: TENANT:
I. C. ISAACS & COMPANY LIMITED PARTNERSHIP

___________________________  By:____________________________(SEAL)
Name:
Title:

EXHIBIT A
DESCRIPTION OF PREMISES

The real property located in Baltimore City, State of Maryland, and described as follows:

BEGINNING for the same at the northwest corner of Bank and Seventh Streets and running thence westerly binding on the north side of Bank Street 180 feet to a 20 foot alley to be laid out by The Crown Oil and Wax Company, and running thence northerly binding on the east side of said 20 foot alley with the use thereof in common 140 feet to another 20 foot alley there to be laid out by The Crown Oil and Wax Company parallel with Bank Street, running thence easterly binding on the south side of said last mentioned 20 foot alley with the use thereof in common 180 feet to the west side of Seventh Street, and running thence southerly along the west side of Seventh Street 140 feet to the place of beginning.

Being and intended to be, the same property described in the Deed dated December 20, 1984, and recorded among the Land Records of Baltimore City in Liber SEB No. 416, folio 586, from I. C. Isaacs & Company, Inc., unto I. C. Isaacs & Company, L.P.

EXHIBIT B
BASE RENT AGREEMENT

THIS BASE RENT AGREEMENT (this "Agreement") is dated this _____day of _________, 2008, D & R REALTY II, LLC, a Maryland limited liability company ("Landlord"), and I. C. ISAACS & COMPANY, LP, a Maryland limited partnership ("Tenant").

Landlord and Tenant entered into a Lease dated ________________, 2008 (the "Lease"), pursuant to which Landlord leased to Tenant the Property located at 3840 Bank Street, Baltimore, Maryland, as more particularly described in the Lease. For the purpose of establishing the Rent, the parties execute this Agreement.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1. The monthly Base Rent payable under the Lease during the Initial Term shall be __________________ ($___________), representing ________________ ($___________) in insurance costs and _______________ ($___________) in real estate taxes for each month of the Initial Term.

2. The Additional Rent payable under the Lease during the Renewal Term shall be _____________________ ($__________), payable in addition to the Base Rent.

3. This Agreement is solely intended to constitute a confirmation by the parties to this Lease of the rent payable under the Lease, and is not intended to amend or otherwise modify the Lease except as expressly set forth in this Lease. The parties acknowledge that the Lease is in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed this Agreement for the purposes set forth above.

WITNESS/ATTEST: LANDLORD: D & R REALTY II, LLC

___________________________  By:____________________________(SEAL)
Name:
Title:

WITNESS/ATTEST: TENANT: I. C. ISAACS & COMPANY, LP

___________________________  By:____________________________(SEAL)
Name:
Title:

EXHIBIT D
TO
AGREEMENT OF PURCHASE AND SALE

List of Feasibility Documents

•	Service agreements with Cranston for HVAC
•	Phase I environmental study
•	Service agreement with ADT
•	HVAC repair invoices
•	Utility bills (water, gas, electric)
•	ADT Invoice
•	Rosedale Roofing contract
•	Property tax bills